 Exhibit 99.1

Gerard P. Laheney

January 15, 2015

Board of Directors

Enservco Corporation

501 South Cherry St., Ste. 320

Denver, CO 80246

Attn: Rick D. Kasch, President and CEO

Dear Mr. Kasch,

It has been my distinct pleasure to serve as a member of the Board of Directors of Enservco Corporation for these last four and a half years. However, I regret to inform you that, for personal reasons and not as a result of any disagreement with the Company, management, or the Board of Directors, relating to the Company’s operations, policies, or practices, I hereby tender my resignation as a member of the Company’s board of directors, effective upon your acceptance of this resignation.

I approve the language of the Form 8-K reporting my resignation which you have provided to me.

Sincerely yours,

/s/ Gerard P. Laheney

Gerard P. Laheney

Accepted by Enservco Corporation, this 15 day of January 2015

Rick D. Kasch, President and CEO